MORGAN STANLEY
                             SPECTRUM SERIES










        March 2004
        Monthly Report










This Monthly Report supplements the Spectrum Funds' Prospectus dated April 28, 2004.








                                                          Issued: April 30, 2004







MORGAN STANLEY

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.


                       1991   1992   1993    1994   1995   1996   1997   1998   1999    2000   2001   2002   2003   2004
FUND                     %      %      %       %      %      %      %      %      %       %      %      %      %      %
--------------------------------------------------------------------------------------------------------------------------
Spectrum Currency       --     --     --      --     --     --     --     --     --     11.7   11.1   12.2   12.4   (8.0)
                                                                                      (6 mos.)                    (3 mos.)
--------------------------------------------------------------------------------------------------------------------------
Spectrum Global
  Balanced                      --    --     (1.7)  22.8   (3.6)  18.2   16.4    0.8     0.9   (0.3) (10.1)  (6.2)  (0.7)
                                           (2 mos.)                                                               (3 mos.)
--------------------------------------------------------------------------------------------------------------------------
Spectrum Select        31.2  (14.4)  41.6    (5.1)  23.6    5.3    6.2   14.2   (7.6)    7.1    1.7   15.4    9.6    9.5
                     (5 mos.)                                                                                     (3 mos.)
--------------------------------------------------------------------------------------------------------------------------
Spectrum Strategic      --     --     --      0.1   10.5   (3.5)   0.4    7.8   37.2   (33.1)  (0.6)   9.4   24.0   10.9
                                           (2 mos.)                                                               (3 mos.)
--------------------------------------------------------------------------------------------------------------------------
Spectrum Technical      --     --     --     (2.2)  17.6   18.3    7.5   10.2   (7.5)    7.8   (7.2)  23.3   23.0    8.4
                                           (2 mos.)                                                               (3 mos.)
--------------------------------------------------------------------------------------------------------------------------

                    INCEPTION-   COMPOUND
                      TO-DATE   ANNUALIZED
                      RETURN      RETURN
FUND                     %           %
--------------------------------------------

Spectrum Currency       44.1       10.2

---------------------------------------------
Spectrum Global
  Balanced              53.6        4.7

--------------------------------------------
Spectrum Select        231.9        9.9

--------------------------------------------
Spectrum Strategic      58.7        5.0

---------------------------------------------
Spectrum Technical     145.5       10.0

----------------------------------------------

--------------------------------------------------------------------------------
DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
825 Third Avenue, 9th Floor
New York, NY 10022
Telephone (212) 310-6444

MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
MARCH 2004

Dear Limited Partner:

   The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of March 31, 2004 was as follows:

FUND                         N.A.V.      % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency           $14.41                -7.50%
--------------------------------------------------------------------------------
Spectrum Global Balanced    $15.36                -1.83%
--------------------------------------------------------------------------------
Spectrum Select             $33.19                -0.91%
Spectrum Strategic          $15.87                 2.32%
Spectrum Technical          $24.55                -3.90%

   Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

   Limited Partners are advised of the following changes to the Board of Directors of Demeter Management Corporation (the "General Partner"), effective March 22, 2004:

   Mr.  Jeffrey S.  Swartz  resigned  the  position  of  Director of the General
Partner.

   Ms. Louise M. Wasso-Jonikas was named a Director of the General Partner, subject to her registration and approval as a principal by the NFA. Ms. Wasso-Jonikas is a Managing Director of Morgan Stanley and the Director of Alternative Investments for the Individual Investor Group of Morgan Stanley. Ms. Wasso-Jonikas was the Co-Founder, President and Chief Operating Officer of Graystone Partners, an objective consulting firm, from 1993 to 1999, when Graystone was acquired by Morgan Stanley. Prior to founding Graystone, Ms. Wasso-Jonikas was a Senior Vice President at Bessemer Trust and opened their Chicago office. She also was a Vice President at the Northern Trust in their Wealth Management Services Group where she worked exclusively with their largest private clients and family offices throughout the U.S. and abroad, serving their broad investment and custody needs. Ms. Wasso-Jonikas also worked as an equity block trader with Goldman Sachs and with Morgan Stanley advising and managing money for private clients. Ms. Wasso-Jonikas' focus is on developing a robust external manager platform utilizing alternative managers for Morgan Stanley's Individual Investor Group clients as well as overseeing some of Morgan Stanley's largest client relationships. Ms. Wasso-Jonikas holds a B.A. in Economics from Mount Holyoke College and an MBA in Finance from the University of Chicago Graduate School of Business.

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 825 Third Avenue, 9th Floor, New York, NY 10022 or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

Sincerely,



/s/ JEFFREY A. ROTHMAN
----------------------
Jeffrey A. Rothman
Chairman and President

Demeter Management Corporation
General Partner for
Morgan Stanley Spectrum Currency L.P.
Morgan Stanley Spectrum Global Balanced L.P.
Morgan Stanley Spectrum Select L.P.
Morgan Stanley Spectrum Strategic L.P.
Morgan Stanley Spectrum Technical L.P.


--------------------------------------------------------------------------------
SPECTRUM CURRENCY
--------------------------------------------------------------------------------

             [Data below represents bar chart in the printed piece]


MONTH ENDED MARCH 31, 2004

YTD ENDED MARCH 31, 2004


Australian dollar         -1.63    -0.82
British pound             -1.13     2.11
Euro                      -0.42    -0.45
Japanese yen              -1.69    -2.06
Swiss franc                0.13     0.43
Minor currencies          -2.27    -5.54


    Note: Reflects trading results only and does not include fees or interest income. Minor currencies may include, but are not limited to, the South African rand, Thai baht, Greek drachma, Singapore dollar, Mexican peso, New Zealand dollar and Norwegian krone.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Losses were experienced from short Japanese yen positions against the U.S. dollar as the yen reversed higher due to speculation the Bank of Japan was relaxing its efforts to weaken the yen. Additional losses were incurred from short positions in the Singapore dollar versus the U.S. dollar as the value of the Singapore dollar increased in tandem with the yen.

> Additional losses were incurred from long positions in the Australian and New Zealand dollars, as well as the British pound, against the U.S. dollar as the U.S. dollar reversed higher during the month. Against the Australian dollar and British pound, the U.S. dollar benefited from the belief that the Australian and British Central Banks would not increase interest rates in the short term, as had been expected. Against the New Zealand dollar, the U.S. dollar benefited from the expectation the Reserve Bank of New Zealand would intervene in the currency markets in order to weaken the New Zealand dollar.

--------------------------------------------------------------------------------
 SPECTRUM GLOBAL BALANCED
--------------------------------------------------------------------------------

             [Data below represents bar chart in the printed piece]


MONTH ENDED MARCH 31, 2004

YTD ENDED MARCH 31, 2004


Currencies         -1.41      -1.62
Interest Rates      0.03       0.84
Stock Indices      -0.11       0.78
Energies            0.07       0.16
Metals             -0.22      -0.07
Agriculturals       0.13       0.32

     Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the currency markets, losses were incurred from long positions in the New Zealand dollar against the U.S. dollar as the U.S. dollar reversed higher during the month as the U.S. dollar benefited from the expectation that the Reserve Bank of New Zealand would intervene in the currency markets in order to weaken the New Zealand dollar. Short Japanese yen positions against the U.S. dollar resulted in losses as the yen reversed higher due to speculation the Bank of Japan was relaxing its efforts to weaken the yen. Additional losses were incurred from short positions in the Singapore dollar versus the U.S. dollar as the value of the Singapore dollar increased in tandem with the yen. Long positions in the Australian dollar versus the Japanese yen were also hurt by the yen's upward reversal.

> In the metals markets, long positions in copper futures experienced losses as base metal prices moved lower in response to a stronger U.S. dollar.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the agricultural markets, gains were produced from long futures positions in corn as prices strengthened on news of increased export demand.

> Long futures positions in crude oil and its related products supplied gains for the energy sector. Energy prices moved higher amid fears of supply disruptions following the Madrid train bombings. Prices climbed further during mid-month following the release of low U.S. energy inventories and mounting demand from China.


--------------------------------------------------------------------------------
SPECTRUM SELECT
--------------------------------------------------------------------------------

             [Data below represents bar chart in the printed piece]


MONTH ENDED MARCH 31, 2004

YTD ENDED MARCH 31, 2004

Currencies         -1.8      -0.61
Interest Rates     1.21       2.94
Stock Indices     -0.56       0.71
Energies          -0.09       1.07
Metals             0.83       5.95
Agriculturals      0.48       2.87


     Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the currency markets, losses were incurred from long positions in the British pound, Australian dollar, and New Zealand dollar against the U.S. dollar as the U.S. dollar reversed higher during the month. Against the British pound and Australian dollar, the U.S. dollar benefited from the belief that the British and Australian Central Banks would not increase interest rates in the short term, as had been expected. Against the New Zealand dollar, the U.S. dollar benefited from the expectation the Reserve Bank of New Zealand would intervene in the currency markets in order to weaken the New Zealand dollar. Additional currency sector losses stemmed from short positions in the Japanese yen versus the U.S. dollar as the yen reversed higher due to speculation that the Bank of Japan was relaxing its efforts to weaken the yen.

> In the global stock index markets, losses were incurred from long European stock index futures positions as equity prices dropped during the month. Terror attacks in Madrid, worse-than-expected German industrial production and weak business confidence data helped push European equities lower. Long U.S. equity index futures positions also proved unprofitable as U.S. equity prices dropped during the month due to weakness in the U.S. technology sector and growing geopolitical uncertainty.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the global interest rate markets, long U.S. interest rate futures positions recorded gains as prices trended higher due to uncertainty in the global equity markets, disappointing U.S. economic data and safe haven buying following the terrorist attack in Madrid. Additional gains were recorded from long European interest rate futures positions as prices moved higher on speculation the European Central Bank would cut interest rates in order to spur economic growth.

> Within the metals sector, gains were achieved from long futures positions in silver. Prices for the precious metal trended consistently higher during the month amid demand from central banks sparked by lower currency values.

> In the agricultural markets, gains were recorded from long futures positions in corn, soybean and soybean meal as prices for both commodities strengthened in response to news of increased export demand.

--------------------------------------------------------------------------------
 SPECTRUM STRATEGIC
--------------------------------------------------------------------------------

             [Data below represents bar chart in the printed piece]


MONTH ENDED MARCH 31, 2004

YTD ENDED MARCH 31, 2004

Currencies          0.38      -1.18
Interest Rates      1.25       2.74
Stock Indices      -1.11      -0.59
Energies            0.02       0.52
Metals              0.94       5.92
Agriculturals       1.99       7.11

     Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the agricultural markets, gains were recorded from long futures positions in soybean, soybean meal and corn as prices strengthened on news of increased export demand.

> In the global interest rate markets, long U.S. interest rate futures positions achieved gains as prices trended higher due to uncertainty in the global equity markets, disappointing U.S. economic data and safe haven buying following the terrorist attack in Madrid. Additional gains were recorded from long European interest rate futures positions as prices moved higher for the aforementioned reasons and on speculation the European Central Bank would cut interest rates in order to spur economic growth.

> In the metals markets, gains were recorded from long gold futures positions as prices moved higher due to lower equity prices and safe-haven buying. Silver prices increased amid strong demand as the declining U.S. dollar encouraged banks to increase their silver reserves, thus resulting in gains from long positions.

> In the currency markets, long Japanese yen positions against the U.S. dollar resulted in gains as the yen climbed higher due to speculation that the Bank of Japan was relaxing its efforts to weaken the yen. Additional gains were supplied from short positions in the euro versus the Swiss franc as the euro's value moved lower in response to expectations that the European Central Bank would move to cut interest rates in order to spur growth in the euro zone.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the global equity index sector, long European, U.S. and Japanese equity index futures positions proved unprofitable as equity prices dropped during the month. Weakness in the U.S. technology sector and growing geopolitical uncertainty stemming from the terrorist attacks in Spain helped push equities lower.


--------------------------------------------------------------------------------
 SPECTRUM TECHNICAL
--------------------------------------------------------------------------------

             [Data below represents bar chart in the printed piece]


MONTH ENDED MARCH 31, 2004

YTD ENDED MARCH 31, 2004

Currencies        -3.86     0.95
Interest Rates     0.97     6.26
Stock Indices"    -1.39     0.23
Energies           0.15     2.31
Metals             0.62     2.78
Agriculturals      0.25     0.25



     Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the currency markets, losses were incurred from long positions in the British pound and the Australian dollar against the U.S. dollar as the U.S. dollar reversed higher during the month. Against the British pound and Australian dollar, the U.S. dollar benefited from the belief that the British and Australian Central Banks would not increase interest rates in the short term, as had been expected. Short positions in the Japanese yen versus the U.S. dollar also supplied sector losses as the yen reversed higher due to speculation that the Bank of Japan was relaxing its efforts to weaken the yen. Additional losses were incurred from long cross-rate positions in the British pound and Australian dollar both versus the Japanese yen due to the yen's upward reversal. Further losses resulted from positions in the euro relative to the U.S. dollar, the Canadian dollar and the Norwegian krone as the value of the euro experienced short-term price volatility throughout the month.

> In the global stock index markets, losses were incurred from long European and U.S. stock index futures positions as equity prices dropped during the month. Terror attacks in Madrid, worse-than-expected German industrial production and weak business confidence data helped push global equities lower.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the global interest rate markets, long European interest rate futures positions achieved gains as prices moved higher on speculation the European Central Bank would cut interest rates in order to spur economic growth. Additional gains were recorded from long U.S. interest rate futures positions as prices trended higher due to uncertainty in the global equity markets, disappointing U.S. economic data and safe haven buying following the terrorist attack in Madrid.

> Within the metals sector, gains were achieved from long futures positions in silver. Prices for the precious metal trended consistently higher during the month amid demand from central banks sparked by lower currency values. Long gold futures positions also experienced gains as prices moved higher due to weakness in the U.S. dollar, lower equity prices and safe-haven buying.

> In the agricultural markets, gains were recorded from long futures positions in corn as prices strengthened in response to news of increased export demand.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
FOR THE MONTH ENDED MARCH 31, 2004 (UNAUDITED)


                                         MORGAN STANLEY                       MORGAN STANLEY
                                       SPECTRUM CURRENCY                 SPECTRUM GLOBAL BALANCED
                                 -----------------------------        ------------------------------
                                                PERCENTAGE OF                         PERCENTAGE OF
                                                MARCH 1, 2004                         MARCH 1, 2004
                                                  BEGINNING                              BEGINNING
                                    AMOUNT     NET ASSET VALUE            AMOUNT     NET ASSET VALUE
                                 -----------  -----------------       ------------- ------------------
                                      $                %                     $              %
REVENUES
  Trading profit (loss):
  Realized                       (1,740,263)           (.80)                880,214         1.64
    Net change in unrealized    (13,466,637)          (6.21)             (1,647,250)       (3.06)
                                -----------           -----              ----------        -----
      Total Trading Results     (15,206,900)          (7.01)               (767,036)       (1.42)
Interest income (Note 2)            126,562             .06                  43,079          .08
                                -----------           -----              ----------        -----
  Total Revenues                (15,080,338)          (6.95)               (723,957)       (1.34)
                                -----------           -----              ----------        -----
EXPENSES
Brokerage fees (Note 2)             832,114             .38                 206,145          .38
Management fees (Note 3)            361,790             .17                  56,019          .11
                                -----------           -----              ----------        -----
  Total Expenses                  1,193,904             .55                 262,164          .49
                                -----------           -----              ----------        -----
NET LOSS                        (16,274,242)          (7.50)               (986,121)       (1.83)
                                ===========           =====              ==========        =====

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED MARCH 31, 2004 (UNAUDITED)

                                MORGAN STANLEY                               MORGAN STANLEY
                               SPECTRUM CURRENCY                         SPECTRUM GLOBAL BALANCED
                    ----------------------------------------     ---------------------------------------
                                                        PER                                         PER
                         UNITS            AMOUNT        UNIT         UNITS            AMOUNT        UNIT
                    --------------     -----------     -----     -------------     -----------     -----
                                            $            $                              $            $
Net Asset Value,
  March 1, 2004     13,933,394.464     217,073,342     15.58     3,437,151.824      53,777,475     15.65
Net Loss                        --     (16,274,242)    (1.17)               --        (986,121)     (.29)
Redemptions            (94,299.741)     (1,358,859)    14.41       (94,756.837)     (1,455,465)    15.36
Subscriptions        1,234,073.724      17,783,000     14.41       116,180.309       1,784,530     15.36
                    --------------     -----------               -------------     -----------
Net Asset Value,
  March 31, 2004    15,073,168.447     217,223,241     14.41     3,458,575.296      53,120,419     15.36
                    ==============     ===========               =============     ===========


The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED MARCH 31, 2004 (UNAUDITED)

                                      MORGAN STANLEY                    MORGAN STANLEY                   MORGAN STANLEY
                                     SPECTRUM SELECT                  SPECTRUM STRATEGIC               SPECTRUM TECHNICAL
                              ----------------------------       ----------------------------     ----------------------------
                                            PERCENTAGE OF                      PERCENTAGE OF                    PERCENTAGE OF
                                            MARCH 1, 2004                      MARCH 1, 2004                    MARCH 1, 2004
                                              BEGINNING                          BEGINNING                        BEGINNING
                                AMOUNT     NET ASSET VALUE         AMOUNT     NET ASSET VALUE       AMOUNT     NET ASSET VALUE
                              -----------  ---------------       ----------   ---------------     -----------  ---------------
                                   $              %                  $              %                  $               %
REVENUES
Trading profit (loss):
  Realized                     27,648,884        5.24            11,303,844        7.76            68,918,190        10.49
  Net change in unrealized    (27,824,666)      (5.27)           (6,146,131)      (4.22)          (89,234,581)      (13.59)
                              -----------       -----            ----------       -----           -----------       ------
    Total Trading Results        (175,782)       (.03)            5,157,713        3.54           (20,316,391)       (3.10)
Interest income (Note 2)          326,249         .06                90,279         .06               394,702          .06
                              -----------       -----            ----------       -----           -----------       ------
  Total Revenues                  150,467         .03             5,247,992        3.60           (19,921,689)       (3.04)
                              -----------       -----            ----------       -----           -----------       ------

EXPENSES

Brokerage fees (Note 2)         3,188,850         .60               879,837         .60             3,968,028          .60
Management fees (Note 3)        1,263,978         .25               364,070         .25             1,418,756          .22
Incentive fees (Note 3)           479,670         .09               631,697         .43               289,548          .04
                              -----------       -----            ----------       -----           -----------       ------
  Total Expenses                4,932,498         .94             1,875,604        1.28             5,676,332          .86
                              -----------       -----            ----------       -----           -----------       ------

NET INCOME (LOSS)              (4,782,031)       (.91)            3,372,388        2.32           (25,598,021)       (3.90)
                              ===========       =====            ==========       =====           ===========       ======


 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED MARCH 31, 2004 (UNAUDITED)

                              MORGAN STANLEY                       MORGAN STANLEY                         MORGAN STANLEY
                              SPECTRUM SELECT                    SPECTRUM STRATEGIC                     SPECTRUM TECHNICAL
                  ------------------------------------   -----------------------------------   ------------------------------------
                                                  PER                                   PER                                    PER
                       UNITS          AMOUNT      UNIT       UNITS         AMOUNT       UNIT       UNITS          AMOUNT       UNIT
                  --------------   -----------   -----   -------------   -----------   -----   --------------   -----------   -----
                                        $          $                          $          $                           $          $
Net Asset Value,
  March 1, 2004   15,759,749.149   527,809,601   33.49   9,390,602.436   145,628,130   15.51   25,707,922.303   656,776,943   25.55
Net Income (Loss)             --    (4,782,031)   (.30)             --     3,372,388     .36               --   (25,598,021)  (1.00)
Redemptions         (109,293.419)   (3,627,449)  33.19     (58,946.516)     (935,481)  15.87     (228,845.934)   (5,618,168)  24.55
Subscriptions        844,990.355    28,045,223   33.19     632,977.950    10,045,358   15.87    1,456,590.331    35,759,293   24.55
                  --------------   -----------           -------------   -----------   -----   --------------   -----------
Net Asset Value,
  March 31, 2004  16,495,446.085   547,445,344   33.19   9,964,633.870   158,110,395   15.87   26,935,666.700   661,320,047   24.55
                  ==============   ===========           =============   ===========   =====   ==============   ===========


The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (UNAUDITED)
================================================================================
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic") and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership" or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy and agricultural products (collectively, "futures interests").

   The  Partnerships'   general  partner  is  Demeter   Management   Corporation
("Demeter").  The  non-clearing  commodity  broker  is  Morgan  Stanley  DW Inc.
("Morgan Stanley DW"). The clearing commodity brokers for Spectrum Global Balanced, Spectrum Select, Spectrum Strategic and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Spectrum Currency's clearing commodity broker is MS & Co. Demeter, Morgan Stanley DW, MS & Co., and MSIL are wholly-owned subsidiaries of Morgan Stanley.

   Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures interests are open commitments until settlement date. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized profit
(loss) on open contracts from one period to the next in the statements of operations. Monthly, Morgan Stanley DW pays each Partnership interest income based upon 80% of the month's average daily "Net Assets" (as defined in the Limited Partnership Agreements) in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on futures interests.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage fees for Spectrum Select, Spectrum Strategic and Spectrum Technical are accrued at a flat monthly rate of 1/12 of 7.25% (a 7.25% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage commissions, transaction fees and costs, and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

of the end of the last day of any month that is at least six months after the closing at which a person becomes a limited partner, upon five business days advance notice by redemption form to Demeter. Thereafter, Units redeemed on or prior to the last day of the twelfth month after such Units were purchased will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month after which such Units were purchased will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twenty-fourth month after which such Units were purchased will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW. Redemptions must be made in whole Units, in a minimum amount of 50 Units, unless a limited partner is redeeming his entire interest in a Partnership.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

================================================================================
2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Spectrum Global Balanced, Spectrum Select, Spectrum Strategic and Spectrum Technical's cash is on deposit with Morgan Stanley DW, MS & Co. and MSIL, and Spectrum Currency's cash is on deposit with Morgan Stanley DW and MS & Co., in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

================================================================================
3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc. ("JWH")
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  SSARIS Advisors, LLC

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc. ("EMC")
  Northfield Trading L.P. ("Northfield")
  Rabar Market Research, Inc. ("Rabar")
  Sunrise Capital Management, Inc. ("Sunrise")
  Graham Capital Management, L.P. ("Graham")

Morgan Stanley Spectrum Strategic L.P.
  Allied Irish Capital Management, Ltd.
  Blenheim Capital Management, L.L.C.
  Eclipse Capital Management, Inc.

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc.
  Winton Capital Management Limited ("Winton")

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets allocated to its sole trading advisor on the first day of each month (a 1.25% annual rate).

   The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to EMC, Northfield, Rabar and Sunrise on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to Graham on the first day of each month (a 2% annual rate).

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONCLUDED)

   The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% per month of Net Assets allocated to each trading advisor on the first day of each month (a 3% annual rate).

   The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to JWH and Winton on the first day of each month (a 2% annual rate) and 1/12 of 3% per month of Net Assets allocated to Campbell and Chesapeake on the first day of each month (a 3% annual rate).

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Global Balanced and Spectrum Strategic each pay a monthly incentive fee equal to 15% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Select pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to EMC, Northfield, Rabar and Sunrise as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to Graham as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to Campbell, JWH and Winton as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

   Trading profits represent the amount by which profits from futures, forwards and options trading exceed losses after brokerage and management fees are deducted.

   For all Partnerships with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.

                         Demeter Management Corporation
                         825 Third Avenue, 9th Floor
                         New York, NY 10022



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